Exhibit 107

Calculation of Filing Fee Tables

S-1
(Form Type)

RetinalGenix Technologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Security		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.0001	1,389,906	$1.00	(2)	$1,389,906	$151.64
Shares of Common Stock, par value $0.0001, underlying Warrants (3)	19,900	$1.07	(4)	$21,293	$2.32
Shares of Common Stock, par value $0.0001, underlying Options (5)	182,000	$1.00	(6)	$182,000	$19.86
TOTAL	1,591,806			$1,593,199	$173.82	*

(1) The shares of our common stock being registered hereunder are being registered for sale by the selling stockholders named in the prospectus. Under Rule 416 of the Securities Act of 1933, as amended (the “Act”), the shares being registered include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered in this registration statement as a result of any stock splits, stock dividends or other similar event.

(2) This offering price is solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Act and is based, in part, upon the last private sale of the Company’s common stock.

(3) Shares issuable upon exercise of warrants held by selling stockholders.

(4) Pursuant to Rule 457(g) under the Act, the offering price is based upon the average exercise price.

(5) Shares issuable upon exercise of options held by selling stockholders.

(6) Pursuant to Rule 457(g) under the Act, the offering price is based upon the average exercise price.

* Previously paid.